Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in the Company’s definitive proxy statement filed with the SEC on March 31, 2022, or the “proxy statement”. Unless otherwise indicated or the context otherwise requires, references in this section to (i) “we,” “our,” “Sema4” and the “Company” refer to Sema4 Holdings Corp., a Delaware corporation, and its consolidated subsidiary and to (ii) “GeneDx,” refers to (a) GeneDx, Inc., a New Jersey corporation prior to the Closing of the Acquisition and (b) GeneDx, LLC, a Delaware limited liability company following the Closing of the Acquisition.
Introduction
The following unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Sema4 and historical combined financial statements of GeneDx and are adjusted to illustrate the estimated effects of the Acquisition as described below. In order to finance the Acquisition, Sema4 entered into Subscription Agreements with the PIPE Investors. The PIPE Investment closed substantially concurrently with the closing of the Acquisition.
Sema4 is a patient-centered, health intelligence company with a mission to use artificial intelligence, or AI, and machine learning to enable personalized medicine for all. Sema4’s integrated information platform leverages longitudinal patient data, AI-driven predictive modeling, and genomics in combination with other molecular and high-dimensional data in our efforts both to deliver better outcomes for patients and to transform the practice of medicine, including how disease is diagnosed, treated, and prevented. Sema4 is headquartered in Stamford, Connecticut.
GeneDx, is a patient-centric health information company and leader in delivering clinical genomic answers to an ever-increasing community of patients, families and healthcare providers. With more than 20 years of experience in diagnosing rare disorders and diseases, GeneDx have pioneered panels, exome and whole genome sequencing and have developed a proprietary genomic interpretation and information services platform in support of healthcare partners and patients globally. GeneDx is headquartered in Elmwood Park in New Jersey.
The following unaudited pro forma combined balance sheet as of December 31, 2021, combines the audited historical consolidated balance sheet of Sema4 as of December 31, 2021, with the audited historical combined carve out balance sheets of GeneDx as of December 31, 2021, giving effect to the Acquisition, the PIPE Investment and all factually supportable adjustments that are directly attributable to the Transactions, as if they had been consummated as of that date.
The following unaudited pro forma combined statements of operations for the year ended December 31, 2021, combine the historical consolidated statements of comprehensive loss of Sema4 and the historical combined carve out statements of comprehensive loss of GeneDx for such periods, giving effect to the Acquisition, the PIPE Investment and all factually supportable adjustments that are directly attributable to the Transactions, as if they had been consummated on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma combined financial information presented is based on the estimates, assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined financial information is derived from the respective historical consolidated financial statements of Sema4 and combined carve out financial statements of GeneDx as described further in Note 2 — Basis of Presentation. The unaudited pro forma combined financial information includes adjustments which are preliminary and may be revised after closing. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that would have occurred or that may occur in the future had the Acquisition and PIPE Investment been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Sema4 after the Acquisition. Future results may vary significantly from the results reflected because of various factors.
The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by Sema4. Subsequent to completion of the Acquisition, Sema4 will perform a more detailed review of the GeneDx accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, have a material impact on the combined financial statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands, except share and per share amounts)

	Historical		Pro Forma
	Sema4	GeneDx	Pro forma Adjustment (Note 4)		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$400,569	$144	$49,201	a1	$449,914
Accounts receivable	26,509	20,341	—		46,850
Due from related parties	54	—	—		54
Inventory	33,456	7,828	—		41,284
Prepaid expenses	19,154	3,422	(594)	b5	21,982
Other current assets	3,802	1,804	—		5,606
Total current assets	483,544	33,539	48,607		565,690
Property and equipment, net	62,719	28,277	—		90,996
Restricted cash	900	—	—		900
Other assets	6,930	53	—		6,983
Intangible assets	—	166,888	50,112	e1	217,000
Goodwill	—	282,024	6,936	[f]	288,960
Due from Parent and its subsidiaries	—	5	(5)	b2	—
Operating lease right of use assets	—	5,789	(5,789)	[c]	—
Investment in related companies	—	205	(205)	b1	—
Total assets	$554,093	$516,780	$99,656		$1,170,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,693	$5,397	$—		$50,090
Accrued expenses	20,108	15,565	—		35,673
Due to related parties	2,623	—	—		2,623
Current portion of capital lease obligations	3,419	—	—		3,419
Current contract liabilities	473	—	—		473
Other current liabilities	29,968	571	—		30,539
Income tax payable	—	180	(180)	b3	—
Total current liabilities	101,284	21,713	(180)		122,817
Long-term debt, net of current portion	11,000	—	—		11,000
Capital lease obligation, net of current portion	18,427	—	—		18,427
Other liabilities	3,480	—	15,800	a3	19,280
Earn-out liabilities	10,244	—	—		10,244
Warrant liability	21,555	—	—		21,555
Operating lease liabilities	—	9,936	(9,936)	[c]	—
Deferred tax liabilities, net	—	24,063	(24,063)	b4	—
Total liabilities	165,990	55,712	(18,379)		203,323

STOCKHOLDERS' EQUITY
Sema4 Class A common stock, $0.0001 par value	24	—	13	a1,a2	37
Additional paid-in capital	963,520	660,506	(148,292)	[g]	1,475,734
Accumulated deficit	(575,441)	(199,438)	266,314	b4	(508,565)
Total stockholders' equity	388,103	461,068	118,035		967,206
Total liabilities and stockholders' equity	$554,093	$516,780	$99,656		$1,170,529

See accompanying notes to the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)

	Historical		Pro forma
	Sema4	GeneDx	Pro Forma Adjustments (Note 4)		Pro Forma Statement of Operations
Revenue:
Diagnostic test revenue	$205,100	$116,595	$—		$321,695
Other revenue	7,095	—	—		7,095
Total revenue	212,195	116,595	—		328,790
Cost of services	228,797	84,361	—		313,158
Total gross profit (loss)	(16,602)	32,234	—		15,632
Operating expenses:
Research and development	105,162	12,377	—		117,539
Selling and marketing	112,738	12,145	7,219	d1,d3	132,102
General and administrative	205,988	40,294	11,113	d2,d3	257,395
Related party expenses	5,659	—	—		5,659
Amortization of intangible assets	—	16,813	(16,813)	e3	—
Loss from operations	(446,149)	(49,395)	(1,519)		(497,063)
Other income (expense):
Change in fair value of warrant and earn-out contingent liabilities	198,401	—	—		198,401
Interest income	79	—	—		79
Interest expense	(2,835)	—	—		(2,835)
Other income (expense), net	5,114	(44)	40	b1	5,110
Total other income (expense), net	200,759	(44)	40		200,755
Net loss before income taxes	(245,390)	(49,439)	(1,479)		(296,308)
Provision or benefit for income taxes	—	12,547	54,329	d4	66,876
Net loss	$(245,390)	$(36,892)	$52,850		$(229,432)
Weighted average shares outstanding, basic and diluted	108,077,439	—	130,000,000		238,077,439
Basic and diluted net loss per share	$(2.27)	$—	$—		$(0.96)

See accompanying notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1.Description of Acquisition
On January 14, 2022, Sema4, Merger Sub I and Merger Sub II entered into the Merger Agreement with GeneDx, a wholly-owned subsidiary of OPKO, Holdco and OPKO.
At the Closing, GeneDx converted into a Delaware limited liability company and became a wholly-owned indirect subsidiary of Sema4. Subject to the terms and conditions of the Merger Agreement, Sema4 (a) agreed to pay consideration to OPKO, for the Acquisition of (i) $150 million in cash at the closing of the Acquisition, subject to certain adjustments as provided in the Acquisition Merger Agreement and (ii) 80 million shares of Sema4’s Class A common stock issued at the Closing and (b) will pay consideration to OPKO of up to $150 million payable following the Closing, if certain revenue-based milestones are achieved for each of the fiscal years ending December 31, 2022 and December 31, 2023. Each Milestone Payment, if and to the extent earned under the terms of the Merger Agreement, will be satisfied through the payment and/or issuance of a combination of cash and shares of Class A common stock (valued at $4.86 per share based on the average of the daily volume average weighted price of Class A common stock over the period of 30 trading days ended January 12, 2022), with such mix to be determined in Sema4’s sole discretion.
Additionally, in connection with entering into the Merger Agreement, Sema4 entered into Subscription Agreements for the PIPE Investment to sell $200 million in Class A common stock at a price of $4.00 per share to the PIPE Investors.
2.Basis of Presentation
The unaudited pro forma financial information set out below has been prepared in accordance with Article 11 of Regulation S-X, as amended by the SEC Final Rule Release No. 33 10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses (“Regulation S-X”), using accounting policies in accordance with GAAP.
The unaudited pro forma combined financial statements have been derived from and should be read in conjunction with:
•the accompanying notes to the unaudited pro forma combined financial statements;
•the audited historical consolidated financial statements of Sema4 as of December 31, 2021, and the related notes, in each case, included in the proxy statement;
•the (i) audited historical combined carve out financial statements of GeneDx as of and for the year ended December 31, 2021, and the related notes, in each case, included in the proxy statement; and
•the section of the proxy statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in the proxy statement.
Management elected not to present any adjustments related to synergies or dis-synergies that may exist.
The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial results of operations in future periods or the results that actually would have been achieved if Sema4 and GeneDx had been a combined company during the periods presented. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma combined statement of operations does not reflect any operating efficiencies and/or cost savings that Sema4 may achieve with respect to the combined company.
The Acquisition will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase price over the net assets is recorded as goodwill. The purchase price allocations are preliminary because valuation of the net assets is still being finalized.

Accordingly, the pro forma adjustments related to the purchase price allocations and certain other estimates, assumptions, and adjustments are preliminary and subject to change, which changes could be significant.
3.GeneDx Accounting Policies Historical Financial Statement Reclassification
GeneDx’s historical combined carve out financial statements were prepared in accordance with U.S. GAAP. Sema4 performed certain procedures for the purposes of identifying material differences in significant accounting policies between Sema4 and GeneDx, and any accounting adjustments that would be required in connection with adopting uniform policies. These procedures included a review of GeneDx’s standalone combined carve out financial statements and preliminary discussion with GeneDx management. Sema4 does not believe there are any differences in the accounting policies that will result in material adjustments to Sema4’s consolidated financial statements. Subsequent to completion of the Acquisition, or as more information becomes available, Sema4 will perform a more detailed review of the GeneDx accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.
Additionally, $12.1 million included as selling, general and administrative in GeneDx’s historical financial information included within the unaudited pro forma combined financial information has been reclassified to selling and marketing to conform the presentation to that of Sema4.
4.Adjustments to unaudited pro forma combined financial information
The adjustments included in the unaudited preliminary pro forma combined financial statements are as follows:
a)Estimated aggregate purchase price consideration and allocation:
The aggregate purchase price consideration is estimated to be approximately $478.8 million as follows (in millions):

Cash Consideration	$150.0
Less: Closing Net Working Capital Adjustment	(10.2)
Cash Consideration (a1)	139.8
Add: Stock Consideration (a2)	323.2
Add: Fair value of Contingent Consideration (a3)	15.8
Aggregate Purchase Price Consideration	$478.8
a1)This represents cash consideration estimated net of net working capital adjustment ($10.2 million) based on the closing net working capital target of $22 million, as stated in the Merger Agreement. This cash consideration is offset by gross proceeds of $200 million which is based on 50 million shares of Class A common stock at a price of $4.00 per share in accordance with the Subscription Agreements that have been entered into with PIPE investors. The $200 million gross proceeds are offset by the estimated incremental transaction costs to be paid by Sema4 for $11 million, resulting in an approximately $49 million adjustment to cash and cash equivalents. These amounts are estimates.
a2)80 million shares of Sema4 Class A common stock were issued to the seller upon closing of the Acquisition. We estimated the Stock Consideration based on a per share price of $4.04, which was the closing price of the Class A common stock on January 14, 2022, the date the Merger Agreement was signed. The closing price of Sema4 Class A common stock on April 29, 2022 was $2.15 which would change the value of the purchase price by approximately $151.2 million.
a3)The fair value of the $15.8 million Milestone Payment is estimated using a Monte Carlo simulation valuation model. Pay-out of this consideration is dependent upon GeneDx achieving 2022 and 2023 revenue target of $163 million and $219 million, respectively.

The purchase price allocations for the assets acquired and liabilities assumed are based on preliminary valuations and are subject to change as we obtain additional information (in thousands).

Cash and cash equivalents		$144
Accounts receivables, net		20,341
Inventory		7,828
Other current assets	d2	4,632
Non-current assets	b1,b2,c	28,330
Current liabilities	b3	(21,533)
Deferred tax liabilities	b4,c	(66,876)
Fair value of net assets acquired		(27,134)
Goodwill	[f]	288,960
Identifiable Intangible	[e]	217,000
Aggregate purchase price	[a]	$478,826

The estimated value of the purchase price consideration does not purport to represent the actual value of the total Merger Consideration that was paid when the Acquisition was completed. As discussed above, the Stock Consideration would change the purchase price by approximately $151.2 million based on the closing price of Sema4 Class A common stock on April 29, 2022 of $2.15.
b)Elimination of GeneDx’s historical balance sheet accounts that are not acquired or assumed by Sema4:
b1)As part of the pre-closing condition, GeneDx exited the joint venture investment that had a carrying value of $0.2 million. Therefore, the related investment balance and impairment loss of $0.04 million is eliminated.
b2)Represents adjustment to eliminate the carrying value of intercompany receivables.
b3)Represents adjustment to eliminate the income tax payable.
b4)Deferred tax liabilities of $24.1 million were adjusted due to certain deferred tax assets being absorbed by OPKO and the write off of historical intangible assets. Therefore, they do not carry over. Additionally, there are deferred tax liabilities recorded for $66.9 million related to intangible assets that will result in the release of Sema4’s valuation allowance in a corresponding amount. The impact of the valuation allowance release is reflected in the unaudited pro forma combined statement of operations as well as the accumulated deficit.
b5)Represents adjustment to eliminate the prepaid bonus of GeneDx executives.
c)This adjustment relates to eliminating the affect of the ASC 842, Leases (“ASC 842”) which was adopted by GeneDx because Sema4 did not adopt the ASC 842 as of December 31, 2021. Therefore, the adjustment removed the carrying value of the right of use assets ($5.8 million) and lease liabilities ($9.9 million). As an emerging growth company, the Company elected to adopt the ASC 842 under the extended transition period available, which will be effective for the annual period beginning on January 1, 2022 and all interim periods within the year ended December 31, 2023. Early adoption is permitted.
d)Adjustment of GeneDx’s historical income statement accounts relates to the following (in millions):
d1)Adjustment of $7.2 million of selling and marketing expense is primarily related to the amortization expense of identifiable intangible assets (e2) and stock-based compensation adjustment (d3).

d2)Adjustment of $11.1 million of general and administrative expense is primarily related to the amortization expense of identifiable intangible assets (e2) and stock-based compensation adjustment (d3).
d3)Stock-based compensation adjustment represents estimated $6.2 million of Sema4 stock awards that are agreed to be granted to certain executives following the transaction closing. We only considered the contingent grants made to certain GeneDx executives who are continuing their employment with Sema4. The grant date fair value for options were calculated using a Black-Scholes option-pricing model, using the closing share price as of January 14, 2022 of $4.04, risk free rate of 1.64%, expected life of 5.5 years, volatility 65.2% and dividend yield of zero. The fair value of the restricted stock units are calculated using Sema4’s closing share price as of January 14, 2022, $4.04. The expense is reduced by $1.2 million of stock-based compensation recorded for the executives and reflected in GeneDx financial information under their current employment agreement with GeneDx.
d4)Income tax benefit of $12.5 million is eliminated as we expect GeneDx’s parent company to absorb this benefit. In addition, we adjust for $66.9 million of income tax benefit related to the deferred tax liabilities of identifiable intangible assets created in connection with the Acquisition.
e)Reflects the adjustment to record the fair values of the identifiable intangible assets created in connection with the Acquisition.
The fair value of GeneDx’s trade name and trademarks and developed technology intangible assets were determined using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital, and weighted average return on assets.
The fair value of the customer relationships was calculated using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from GeneDx’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. The primary components of this method consist of the customer attrition rate, determination of excess earnings, and an appropriate rate of return.
The following table summarizes the estimated fair values of GeneDx’s identifiable intangible assets and their estimated useful lives determined (in million):

	Useful Life (in years)	Estimated Fair Value		Annual Amortization
Trade Names and Trademarks (General and administrative)	17	$32.0		$1.9
Developed Technology (General and administrative)	9	50.0		5.6
Customer Relationships (Selling and marketing)	20	135.0		6.8
Total		217.0		$14.3	e2
Less: Historic GeneDx Intangible Assets		(166.9)		(16.8)	e3
Pro forma adjustment		$50.1	e1
e3)Represents adjustment to eliminate the amortization of historic GeneDx intangible assets of $16.8 million.

f)Based on the preliminary purchase price allocations performed, the estimated goodwill of $289.0 million is recognized from the Acquisition resulting the adjustment of $7.0 million. The historic GeneDx goodwill of $282.0 million is eliminated.
g)Represents elimination of GeneDx’s historical additional paid-in capital and adjustment to Sema4’s common stock and additional paid capital for the stock considerations and PIPE financing (in millions).

Additional paid-in capital	Amount
Elimination of GeneDx historical additional paid-in capital	$(660.5)
Stock consideration a2)	323.2
PIPE financing a1)	199.9
PIPE financing cost a1)	(10.9)
Total	$(148.3)